Exhibit 99.1

Potlatch Corporation
601 W. First Ave., Suite 1600
Spokane, WA 99201
509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Second Quarter 2010 Results

Company Also Announces Timberland Sale

SPOKANE, Wash — July 29, 2010 — Potlatch Corporation (NYSE:PCH) today reported financial results for the second quarter ended June 30, 2010 and announced that it has entered into an agreement to sell approximately 41,500 acres of Wisconsin and Arkansas timberland to RMK Timberland Group (RMK) for approximately $29 million. The sale is expected to close in August 2010. The company has also signed an option agreement with RMK to sell approximately 46,500 more acres in the fourth quarter for approximately $35 million.

“All of our business segments reported solid quarterly results, as strong business conditions continued through the second quarter” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “The price increases and demand that benefited our Wood Products segment in the first quarter carried into our Resource segment’s business, validating our decision to defer harvest levels last year. Across all products and regions, our Resource business realized 20 percent higher selling prices over the first quarter of 2010, and 29 percent higher selling prices versus the second quarter of last year. Our Wood Products segment delivered quarterly operating income for the second consecutive quarter, as both lumber sales prices and shipment volumes increased again in the second quarter. Lumber sales prices increased 11 and 34 percent as compared to the first quarter of 2010 and the second quarter of 2009, respectively. Our Real Estate segment contributed its highest quarterly operating income since the first quarter of 2009,” concluded Mr. Covey.

Q2 2010 FINANCIAL SUMMARY

•	Earnings from continuing operations for the quarter were $11.8 million, or $0.29 per diluted common share, compared to $3.7 million, or $0.09 per diluted common share for Q2 2009.

•

In Q2 2009, earnings included a $5.8 million tax benefit, or $0.15 per diluted common share, for renewable electricity generation, attributable to electricity we generated and sold from renewable energy sources from 2005 through the second quarter of 2009.

•	Net earnings for the quarter, including discontinued operations, were $11.7 million, or $0.29 per diluted common share, compared to $3.8 million, or $0.09 per diluted common share for Q2 2009.

•	EBITDDA ¹ in the second quarter of 2010 was $33.1 million, nearly double the first quarter amount.

•	Cash provided by operating activities from continuing operations was $20.3 million for Q2 2010 compared to cash used by operating activities from continuing operations of $4.3 million for Q2 2009.

•

The balance of cash and short-term investments decreased by only $2.5 million from March 31 to June 30, after paying out $20.4 million in dividend distributions in what is typically a weak seasonal quarter.

Q2 2010 BUSINESS PERFORMANCE

Resource

The Resource segment posted strong results despite the fact that the second quarter is seasonally the Northern region’s weakest production period due to spring breakup that limits access to logging sites. Operating income for the Resource segment was $15.0 million in Q2 2010, compared to $9.9 million in Q1 2010 and $4.5 million in Q2 2009. Total fee harvest volumes increased 46 percent and prices were up 29 percent in Q2 2010 over Q2 2009. Our planned reduction in 2009 harvest levels, primarily in Idaho, took effect during Q2 2009.

Northern Region

•

Sawlog sales volumes increased 148 percent and prices were 22 percent higher in Q2 2010 over Q2 2009. In Q2 2010 compared to Q1 2010, sawlog sales volumes were 6 percent lower due to the effect of spring breakup, but were offset by prices that were 23 percent higher.

•

Pulpwood sales volumes increased 33 percent in Q2 2010 over Q2 2009, while prices decreased 4 percent. Pulpwood sales volumes and prices decreased 42 percent and 5 percent, respectively, in Q2 2010 from Q1 2010. The pulpwood market for Idaho remains weak as a result of lackluster demand due to the closure of two linerboard mills in the Pacific Northwest region.

Southern Region

•

Sawlog sales volumes and prices increased 16 percent and 13 percent, respectively, in Q2 2010 over Q2 2009. Sawlog sales volumes and prices increased 8 percent and 15 percent, respectively, in Q2 2010 over Q1 2010.

•

Pulpwood sales volumes remained level in Q2 2010 compared to Q2 2009, but prices increased 20 percent. Pulpwood sales volumes and prices increased 13 percent and 11 percent, respectively, in Q2 2010 over Q1 2010 due to wet weather in Q1 2010 that resulted in a reduced harvest of pulpwood in that period.

Real Estate

Operating income for the Real Estate segment was $5.1 million in Q2 2010 compared to $1.5 million in Q2 2009 and $1.9 million in Q1 2010. Real Estate segment results depend on the timing of sales transactions, and are often uneven from one reporting period to another.

•

In Q2 2010, we sold 1,872 acres of higher and better use (HBU) property for approximately $3.8 million, or an average price of $2,014 per acre. Other land sales in Q2 2010 included 3,294 rural real estate acres for approximately $3.6 million, or an average price of $1,097 per acre, and 3,500 acres of non-strategic timberland for approximately $3.1 million, or an average price of $877 per acre.

•	In Q2 2009, we sold 628 acres of HBU property for $2,278 per acre and 2,927 rural real estate acres for $1,116 per acre.

Wood Products

The Wood Products segment reported operating income of $6.0 million in Q2 2010 compared to an operating loss of $3.0 million in Q2 2009 and operating income of $5.2 million in Q1 2010. The Q2 2010 operating income was the highest reported since Q4 2006.

•	Lumber shipment volumes and sales prices increased 9 percent and 34 percent, respectively, in Q2 2010 compared to Q2 2009.

•	Lumber shipment volumes and sales prices increased 2 percent and 11 percent, respectively, in Q2 2010 compared to Q1 2010.

•	The plywood business is also performing very well due to the strength of the industrial plywood market which we serve.

Dividend Distribution

During the second quarter, Potlatch paid a regular quarterly cash distribution on the company’s common stock of $0.51 per share.

Timberland Sale

In July 2010, Potlatch entered into an agreement to sell approximately 29,600 acres of timberland in Wisconsin and 11,900 acres in Arkansas to RMK, a timber investment management organization. The sale is expected to close by the end of August 2010 and provide net revenues of approximately $29 million. In addition, Potlatch has signed an option agreement with RMK to sell the majority of the company’s remaining acreage in Wisconsin, approximately 29,100 acres, and another 17,400 acres in Arkansas during the fourth quarter of 2010 for approximately $35 million. All of the sale properties are held within Potlatch TRS. Additional information on these transactions will be provided on the company’s second quarter earnings conference call.

Interest Rate Swap

On June 30, 2010, Potlatch entered into interest rate swap agreements, effective July 1, 2010, on $68.3 million of fixed rate debt securities, or approximately 19% of Potlatch’s long-term debt. The swaps converted interest payments with fixed rates ranging between 6.95% and 8.89% to three-month LIBOR plus a spread between 4.74% and 7.84%. Based on the current rates, the company expects to save approximately $0.9 million in interest expense in the first year.

OUTLOOK

“We are very pleased with the strong performance of all three business segments in the first half of 2010. However, we are starting to see changes in the market that could impact results for the second half of the year. Prices for both logs and manufactured wood products have recently softened. While we do not expect prices to return to the low levels experienced in 2009, we do foresee them declining from the high levels of the second quarter. The third quarter is our seasonally strongest quarter in the Resource business, and we expect a sustained demand for logs through the remainder of 2010. So, in spite of potentially lower prices, we continue to project solid results in our Resource business. We still expect our 2010 harvest to be approximately 4.0 to 4.4 million tons, but the final level will be dependent upon market conditions through the remainder of the year. In our Wood Products business, while we do not expect the strong price improvements and increased demand we have experienced to- date in 2010 to continue, again, we do not expect a return to the 2009 levels. Although operating income may be lower in the second half of the year than in this first half, we expect the Wood Products segment to continue to be cash flow positive for the rest of the year. The largest contributor to results for the second half of the year will be our Real Estate segment with the timberland sale announced above. The cash received from the sales will fortify our balance sheet and the EBITDDA effect will reflect strong operating performance for 2010” concluded Mr. Covey.

¹	EBITDDA is a non-GAAP measure defined and reconciled to GAAP in the attached financial schedules.

CONFERENCE CALL INFORMATION

A live webcast and conference call will be held today, July 29, 2010, at 9 a.m. Pacific time (noon Eastern time). Those interested may access the webcast at http://ir.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 79611150. Supplemental materials that will be discussed during the call are available on our website.

For those unable to participate in the call, an archived recording will be available through the Potlatch Corporation website at http://ir.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until August 5, 2010, by calling 800-642-1687 for U.S./Canada or 706-645-9291 for international callers and entering passcode number 79611150.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Arkansas, Idaho, Minnesota and Wisconsin. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, directions of markets, demand and price levels for logs and wood products, our 2010 harvest levels, operating income and cash flow generated by our Resource, Wood Products and Real Estate segments, sales of Wisconsin and Arkansas timberlands, reduction in interest expense and related matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Condensed Statements of Operations and Comprehensive Income

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$128,978	$78,782	$234,396	$208,375

Costs and expenses:
Cost of goods sold	97,295	67,569	182,789	151,640
Selling, general and administrative expenses	9,401	10,589	17,846	20,200

	106,696	78,158	200,635	171,840

Earnings from continuing operations before interest and taxes	22,282	624	33,761	36,535
Interest expense, net	(7,089)	(4,872)	(14,177)	(9,676)

Earnings (loss) from continuing operations before taxes	15,193	(4,248)	19,584	26,859
Income tax (provision) benefit	(3,365)	7,940	(6,372)	5,604

Earnings from continuing operations	11,828	3,692	13,212	32,463

Discontinued operations:
Gain (loss) from discontinued operations	(136)	130	(440)	(6,424)
Income tax (provision) benefit	51	(56)	166	2,547

	(85)	74	(274)	(3,877)

Net earnings	$11,743	$3,766	$12,938	$28,586

Other comprehensive income, net of tax	450	1,077	7,075	2,032

Comprehensive income	$12,193	$4,843	$20,013	$30,618

Earnings per common share from continuing operations
Basic	$0.29	$0.09	$0.33	$0.82
Diluted	0.29	0.09	0.33	0.81
Gain (loss) per common share from discontinued operations
Basic	$—	$—	$(0.01)	$(0.10)
Diluted	—	—	(0.01)	(0.09)
Net earnings per common share:
Basic	$0.29	$0.09	$0.32	$0.72
Diluted	0.29	0.09	0.32	0.72
Average shares outstanding (in thousands):
Basic	39,972	39,745	39,930	39,743
Diluted	40,211	39,869	40,164	39,876

Certain 2009 amounts have been reclassified to conform to the 2010 presentation.

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash	$5,658	$1,532
Short-term investments	34,606	53,506
Receivables, net	28,044	18,161
Inventories	20,887	24,493
Other assets	66,605	24,006

Total current assets	155,800	121,698

Property, plant and equipment, net	69,139	75,839
Timber and timberlands, net	482,519	533,173
Deferred tax assets	60,930	64,873
Other assets	27,733	27,982

	$796,121	$823,565

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments on long-term debt	$5,011	$11
Accounts payable and accrued liabilities	57,009	58,462

Total current liabilities	62,020	58,473

Long-term debt	363,378	368,420
Liability for pensions and other postretirement employee benefits	143,122	149,398
Other long-term obligations	18,877	17,484
Stockholders’ equity	208,724	229,790

	$796,121	$823,565

Stockholders’ equity per common share	$5.22	$5.77
Working capital	$93,780	$63,225
Current ratio	2.5:1	2.1:1

Certain 2009 amounts have been reclassified to conform to the 2010 presentation.

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Six Months Ended June 30,
	2010	2009
Cash Flows From Continuing Operations
Net earnings	$12,938	$28,586
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Loss from discontinued operations	274	3,877
Depreciation, depletion and amortization	14,212	11,518
Proceeds from sales deposited with a like-kind exchange intermediary	—	(2,030)
Basis of real estate sold	4,713	6,864
Change in deferred taxes	7,268	(12,304)
Net loss on disposition of property, plant and equipment	1,105	—
Other	(995)	26
Working capital changes	(7,268)	718

Net cash provided by operating activities from continuing operations	32,247	37,255

Cash Flows From Investing
Change in short-term investments	18,901	19,199
Additions to property, plant and equipment	(5,881)	(6,079)
Proceeds from disposition of property, plant and equipment	3,100	—
Other, net	(1,088)	(201)

Net cash provided by investing activities from continuing operations	15,032	12,919

Cash Flows From Financing
Change in book overdrafts	(1,287)	380
Decrease in notes payable	—	(7,800)
Issuance of common stock	1,432	91
Change in long-term debt	136	(392)
Distributions to common stockholders	(40,759)	(40,540)
Employee tax withholdings on vested performance share awards	(1,967)	—
Other, net	(114)	(40)

Net cash used for financing activities from continuing operations	(42,559)	(48,301)

Cash flows provided by continuing operations	4,720	1,873
Cash flows from discontinued operations:
Operating cash flows	(649)	(580)
Investing cash flows	55	—

Increase in cash	4,126	1,293
Cash at beginning of period	1,532	885

Cash at end of period	$5,658	$2,178

Potlatch Corporation

Highlights

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Cash distributions per common share	$0.51	$0.51	$1.02	$1.02

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Resource	$50,455	$27,288	$95,268	$74,494
Real Estate	10,456	4,697	13,903	52,733
Wood Products	77,166	54,701	144,935	99,530

	138,077	86,686	254,106	226,757
Intersegment revenues	(9,099)	(7,904)	(19,710)	(18,382)

Total consolidated revenues	$128,978	$78,782	$234,396	$208,375

Operating income (loss)
Resource	$15,026	$4,525	$24,947	$15,371
Real Estate	5,117	1,507	7,015	43,019
Wood Products	5,956	(2,993)	11,184	(14,176)
Eliminations and adjustments	2,136	4,336	2,573	5,087

	28,235	7,375	45,719	49,301
Corporate	(13,042)	(11,623)	(26,135)	(22,442)

Earnings (loss) from continuing operations before taxes	$15,193	$(4,248)	$19,584	$26,859

Potlatch Corporation

Earnings before interest, taxes, depreciation, depletion and amortization, and basis of real estate sold (EBITDDA)

Unaudited (Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
GAAP net earnings	$11,743	$1,195	$3,766	$12,938	$28,586
Interest expense, net of interest income	6,704	6,706	4,872	13,410	9,676
Income tax provision (benefit)	3,365	3,007	(7,940)	6,372	(5,604)
Depreciation, depletion and amortization	7,074	7,138	4,906	14,212	11,518
Basis of real estate sold	4,145	568	1,716	4,713	6,864
Loss (gain) from discontinued operations, net of tax	85	189	(74)	274	3,877

EBITDDA *	$33,116	$18,803	$7,246	$51,919	$54,917

*	EBITDDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDDA, as we define it, is earnings from continuing operations adjusted for net interest expense, provision/benefit for income taxes, depreciation, depletion and amortization, and the basis of real estate sold. It should not be considered as an alternative to net earnings computed under GAAP.